Exhibit 99.1

FOR IMMEDIATE RELEASE

ETRIALS SIGNS A CONTRACT WITH TOP TEN PHARMACEUTICAL COMPANY

etrials to Provide eDiaries to Capture Patient Reported Outcomes

Morrisville, NC—April 10, 2006— etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), an eClinical software and services company focused on people, process and technology to meet the needs of the pharmaceutical industry, has signed an agreement with an existing client and top ten pharmaceutical company to incorporate etrials electronic patient dairy technology to capture patient reported outcomes (ePRO) in several upcoming studies.

The multiple, Phase III vaccine studies will be conducted in six countries and multiple languages. etrials’ UK office will manage the logistical coordination and deployment of over 4,000 handheld devices and over 700 site-based diaries for these studies. The sites involved in the studies will have access to etrials’ 24x7, multi-lingual help desk capabilities staffed by etrials employees including IT support professionals for technical issues and project team members available to answer study-specific questions.

As the original ediary company, etrials has been conducting studies using electronic patient diaries for over 18 years. etrials’ technology offers an interface that is easy to navigate for patients of all ages, from pediatric to geriatric. Using handheld devices, patients can enter data directly into etrials' electronic diary forms to track quality-of-life information, assessments or any other patient reported items. The handhelds are based on Windows CE technology, which provides several unique advantages, including improved security, expandability and customizable user interface.

“Recognizing the value and importance of capturing patient reported outcomes electronically, pharmaceutical companies are continuing to adopt technological advancements,” said John Cline, CEO, etrials. “By consistently delivering high-quality and tailored solutions, quickly and easily, etrials enables our clients to rely on our expertise in implementation and deployment of eClinical technology.”

About etrials®
etrials Worldwide, Inc., (Nasdaq: ETWC, ETWCW, ETWCU) is an eClinical software and services company offering pharmaceutical, biotechnology and contract research organizations worldwide a suite of technology-based tools including electronic data capture, electronic patient diaries, interactive voice response and reporting. etrials believes that our people, process and technology are fundamental to assisting the pharmaceutical industry in bringing new drugs to market faster and more efficiently. Visit us at www.etrials.com.

# # #

etrials is a  trademark or registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners.

Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding the expected number and size of clinical trials expected to be covered by a new contract. These statements involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by the client, utilization of our software and services by clients to a lesser degree than is currently expected and early termination of the contract, all of which are possible because our contracts do not generally have minimum volume guarantees and can be terminated without penalty by clients. More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including the “Risk Factors” Section of the Form 8-K/A filed on March 31, 2006.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Contact:
Media: Lorra Gosselin etrials Worldwide, Inc. 919.653.3400 pr@etrials.com	Investors: The Equity Group Inc. Adam Prior 212.836.9606 aprior@equityny.com	or Devin Sullivan 212.836.9608 dsullivan@equityny.com